Exhibit 10.1

McDERMOTT INTERNATIONAL, INC.

Restricted Stock Unit Grant Agreement

(February 26, 2016)

The Compensation Committee of the Board of Directors (the “Committee”) of McDermott International, Inc. (“McDermott” or the “Company”) has selected you to receive a grant of Restricted Stock Units (“RSUs”) under the 2014 McDermott International, Inc. Long-Term Incentive Plan (the “Plan”) on February 26, 2016 (the “Date of Grant”). The provisions of the Plan are incorporated herein by reference.

Any reference or definition contained in this RSU Grant Agreement (this “Agreement”) shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your beneficiaries, successors, assigns, estate or personal representatives. The term “Company,” as used in this Agreement with reference to employment or service, shall include subsidiaries of McDermott. Whenever the words “you” or “your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to any beneficiary, successors, assigns, estate or personal representative to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, they shall be deemed to include any such person or estate. This Agreement shall be subject to the Plan and the Company’s Clawback Policy, which is attached hereto as Exhibit A and is incorporated herein by reference. Capitalized terms not defined in this Agreement but that are defined in the Plan shall have the respective meanings ascribed to such terms in the Plan.

Restricted Stock Units

RSU Award. You have been awarded the number of RSUs shown on the Notice of Grant dated February 26, 2016, which is incorporated herein by reference. Each RSU represents a right to receive the value of one Share on the Vesting Date (as set forth in the “Vesting Requirements” paragraph below), provided the vesting requirements set forth in this Agreement shall have been satisfied. No Shares or cash amounts are awarded or issued to you hereunder on the Date of Grant.

Vesting Requirements. Subject to the “Forfeiture of RSUs” paragraph below, RSUs do not provide you with any rights or interest therein until they become vested under one or more of the following circumstances (each such date a “Vesting Date”):

•	in one-third (1/3) increments on the first, second and third anniversaries of the Date of Grant, provided that you are still employed with the Company on the applicable anniversary;

•	25% of the then-remaining outstanding RSUs if your employment with the Company is involuntarily terminated by reason of a Reduction in Force on or after the first anniversary and prior to the second anniversary of the Date of Grant;

•	50% of the then-remaining outstanding RSUs if your employment with the Company is involuntarily terminated by reason of a Reduction in Force on or after the second anniversary and prior to the third anniversary of the Date of Grant;

•	100% of the then-remaining outstanding RSUs on the earliest to occur prior to the third anniversary of the Date of Grant of: (1) the date of termination of your employment from the Company due to death or (2) your Disability; and

•	If a Change in Control of the Company occurs, and (i) this Agreement is not assumed by the surviving company or (ii) this Agreement is assumed by the surviving company and, during the three-year period following the Change in Control, (A) if you terminate your employment for “Good Reason” (as defined below), or (B) you are involuntarily terminated for reasons other than for “Cause” (as defined below), then 100% of the then-remaining outstanding RSUs will become fully vested.

For purposes of this Agreement, a “Reduction in Force” shall mean a termination of employment with the Company due to elimination of a previously required position or previously required services, or due to the consolidation of departments, abandonment of facilities or offices, technological change or declining business activities, where such termination is intended to be permanent; or under other circumstances which the Committee, in accordance with standards uniformly applied with respect to similarly situated employees, designates as a reduction in force.

For purposes of this Agreement “Cause” means: (i) your continued failure to perform substantially your duties with the Company (occasioned by reason other than your physical or mental illness, death or disability) after a written demand for substantial performance is delivered to you by the Committee which specifically identifies the manner in which the Committee or the Chief Executive Officer believes that you have not substantially performed your duties, after which you shall have 30 days to defend or remedy such failure to substantially perform your duties; (ii) the engaging by you in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or (iii) your conviction of, with no further possibility of appeal for, or plea of guilty or nolo contendere by you to, any felony. The cessation of your employment under items (i) and (ii) of this paragraph shall not be deemed to be for “Cause” unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Committee at a meeting of the Committee called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Committee), finding that, in the good faith opinion of the Committee, you are guilty of the conduct described in items (i) or (ii) of this paragraph, and specifying the particulars thereof in detail.

For purposes of this Agreement “Good Reason” means any one or more of the following events which occurs following a Change in Control: (a) a material diminution in your duties or responsibilities of from those applicable immediately before the date on which a Change in Control occurs; (b) a material reduction in your annual salary as in effect on the Effective Date of this Agreement or as the same may be increased from time to time; (c) the failure by the Company to continue in effect any compensation plan in which you participate immediately before the Change in Control which is material to your total compensation, unless a comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than existed immediately before the Change in Control, unless the action by the Company applies to all similarly situated employees; (d) the failure by the Company to continue to provide you with material benefits in the aggregate that are substantially similar to those enjoyed by you under any of the Company’s pension, savings, life insurance, medical, health and accident, or disability plans in which you were participating immediately before the Change in Control if such benefits are material to your total compensation, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any fringe benefit enjoyed by you at the time of the Change in Control if such fringe benefit is material to your total compensation, unless the action by the Company applies to all similarly situated employees; or (e) a change in the location of your principal place of employment with the Company by more than 50 miles from the location where you were principally employed immediately before the Change in Control without your consent. If a Change in Control occurs and any of the events described above occurs prior to the third anniversary of such Change in Control (an “Event”), you shall give the Company written notice (the “Notice”) within 60 days following your knowledge of an Event that you intend to terminate employment as a result. The Company shall have 30 days following receipt of the Notice in which to cure the Event. If the Company does not take such action within that time, the Event shall constitute Good Reason. If you do not provide the Notice within 60 days as required above then the Event shall not constitute Good Reason, and thereafter, for purposes of determining whether you have Good Reason, your terms and conditions of employment after the occurrence of the Event shall be substituted for those terms and conditions of your employment in effect immediately prior to the date of this Agreement.

Forfeiture of RSUs. RSUs which are not and do not become vested upon your termination of employment with the Company for any reason shall, coincident therewith, terminate and be of no further force or effect.

In the event that, while you are employed by the Company or are performing services for or on behalf of the Company under any consulting agreement, (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company, as determined in the sole judgment of the Committee, then all RSUs and all rights or benefits awarded to you under this Agreement shall be forfeited, terminated and withdrawn immediately upon (1) notice to the Committee of such conviction pursuant to (a) above or (2) final determination pursuant to (b) above by the Committee. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to any such matters.

Payment of RSUs. In the sole discretion of the Committee, RSUs shall be paid in (i) Shares, (ii) cash equal to the Fair Market Value of the Shares otherwise deliverable on the Vesting Date, or (iii) any combination thereof, which shall be distributed or paid as soon as administratively practicable, but in any event no later than 30 days, after the applicable Vesting Date.

Taxes

You will realize income in connection with this grant of RSUs in accordance with the tax laws of the jurisdictions applicable to you. You are solely responsible for the taxes associated with the RSUs, and you should consult with and rely on your own tax advisor, accountant or legal advisor as to the tax consequences to you of this grant.

By acceptance of this Agreement, you agree that any amount which the Company is required to withhold on your behalf, including PAYE, federal or state income tax and employee national insurance contributions or FICA withholding, or pursuant to applicable Company policy, in connection with income realized by you under this Agreement will be satisfied by withholding cash or whole Shares having an aggregate Fair Market Value equal to but not exceeding the amount (as determined by the Company) of such required tax withholding, unless the Committee determines to cause the withholding obligation to be satisfied by another method permitted by the Plan. The Committee may, in its discretion, allow additional withholding of cash or Shares for taxes, on such terms and conditions as it may determine, provided that the Committee determines in good faith in consultation with its advisors that allowing such additional withholding will not result in adverse accounting consequences to the Company.

Regardless of the withholding method referred to above, you are liable to the Company for the amount of income tax and employee national insurance contributions or FICA withholding which the Company is required to withhold in connection with the income realized by you in connection with this Agreement, and you hereby authorize the Company to withhold such amount (as determined by the Company), in whole or in part, from subsequent salary payments, without further notice to you, if the withholding method referred to above is not utilized or does not completely cover such required tax withholding.

Transferability

RSUs granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this type of transaction must be reported on a Form 4. Please be aware that if you intend to reject the grant, you should do so immediately after the Date of Grant to avoid potential Section 16 liability. Please advise Dennis Edge and Kim Wolford immediately by e-mail or telephone if you intend to reject this grant. Absent such notice of rejection, the Company intends to prepare and file the required Form 4 on your behalf (pursuant to your standing authorization for us to do so).

If you are currently subject to these requirements, you will have already been advised of your status. If you become a Section 16 insider at some future date, reporting will be required in the same manner noted above.

Other Information

Neither the action of the Company in establishing the Plan, nor any provision of the Plan, nor any action taken by the Company, your employer, the Committee or the Board of Directors under the Plan, nor any provision of this Agreement shall be construed as giving to you the right to be retained in the employ of the Company or any of its subsidiaries or affiliates.

This award is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A, as appropriate.

Exhibit A

POLICY NO. 1405-003 ------- EFFECTIVE DATE: 08/02/13

SUBJECT:	Clawback Policy

AFFECTS:	McDermott International, Inc. and its subsidiaries and affiliated companies (hereinafter referred to as “the Company”)

PURPOSE:	To govern the clawback of certain compensation awarded to executive officers of the Company.

POLICY:

If the consolidated financial statements of the Company and its subsidiaries are materially restated within three years of the first public release or filing with the U.S. Securities and Exchange Commission (the “SEC”) of such financial statements, and the Compensation Committee of the Board of Directors of the Company (the “Committee”) determines, in its reasonable discretion, that (1) any current or former executive officer (as defined in Rule 3b-7 promulgated by the SEC under the Securities Exchange Act of 1934, as amended) of the Company (an “Executive”) has engaged in intentional misconduct and (2) such misconduct caused or partially caused the need for such restatement, then the Committee may, within 12 months after such a material restatement, require that the executive forfeit and/or return to the Company all or a portion of the compensation vested, awarded or received under any bonus award (including pursuant to the Company’s Executive Incentive Compensation Plan), equity award (including any award of stock options, shares of restricted stock, deferred stock units or restricted stock units) or other award during the period subject to restatement and the 12-month period following the first public issuance or filing with the SEC of the financial statements that were restated (including, with respect to any such award that is subject to a multi-year vesting period, any compensation vested, awarded or received thereunder during such vesting period if such vesting period includes all or part of such 12-month period); provided, however, that any forfeiture and/or return of compensation by an Executive under this policy will, in any event, be limited to any portion thereof that the Executive would not have received if the consolidated financial statements of the Company and its subsidiaries had been reported properly at the time of first public release or filing with the SEC; provided, further, that this policy shall not apply with respect to any restatement of the consolidated financial statements of the Company and its subsidiaries as to which the need for restatement is determined following the occurrence of a Change in Control (as defined in the Company’s Director and Executive Officer Deferred Compensation Plan, as amended and restated November 8, 2010).

The vesting, payment or other receipt of any rights or benefits awarded by the Company to an Executive which are subject to this policy may be suspended pending an investigation and final determination by the Committee with regard to any alleged misconduct that may be subject to a determination by the Committee under this policy.

By accepting any award as to which this policy applies, each Executive must agree to the foregoing and agree to forfeit and/or return compensation to the Company as provided by this policy, as the same may be modified by, or superseded by a replacement policy adopted by, the Committee, as the Committee may deem necessary to comply with regulations issued by the SEC under the Dodd-Frank Wall Street Reform and Consumer

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Protection Act. The terms of this policy shall in no way limit the ability of the Company to pursue forfeiture or reclamation of amounts under applicable law as the Compensation Committee may consider appropriate in its reasonable discretion.

Interpretation Contact for the above policy is the Senior Vice President, Human Resources and Senior Vice President, General Counsel and Corporate Secretary.

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